Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-231112 and 333-161450) and the Registration Statement on Form S-3 (No. 333-255734) of our report dated March 29, 2024, relating to the consolidated balance sheet of Gaia, Inc. and Subsidiaries as of December 31, 2023, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, which appears in this Form 10-K.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

March 29, 2024